Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cannagistics, Inc. (the “Company”) on Form 1-A/A of our report dated November 16, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of July 31, 2020, and the consolidated statements of operations, stockholders' deficit and cash flows for the year then ended, and the related notes as well as our audit of the restatement adjustments related to the July 31, 2019 consolidated financial statements.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Boyle CPA, LLC

Bayville, NJ

January 19, 2021